Exhibit (99.2)

ISSN 1718-8369

Volume 4, number 12	July 2, 2010
PRELIMINARY AS AT MARCH 31, 2010

Note to readers: Preliminary results for 2009-2010

The results published on July 2, 2010, regarding the fiscal year ended March 31, 2010 are preliminary. These preliminary results will be reviewed to reflect additional information obtained until the time the financial statements are closed. The final results will be presented in the 2009-2010 Public Accounts.

Highlights for March 2010

❑	Budgetary revenue in March amounts to $5.9 billion, up $336 million compared to last year. Own-source revenue amounts to $4.7 billion, while federal transfers stand at $1.2 billion.

❑	Program spending rose $297 million in March of this year compared to last year, to $6.8 billion.

❑	Debt service amounts to $571 million, up $120 million compared to March 2009.

❑	A deficit of $880 million was posted, i.e. $151 million more than in March 2009.

❑

Taking into account the $84 million deposited in the Generations Fund and the $300-million contingency reserve provided for in the budget that is maintained to make up for any risks resulting from financial statement closing, the monthly budgetary balance for the purposes of the Balanced Budget Act shows a deficit of $1 264 million.

On the basis of the cumulative results as at March 31, 2010, the budgetary balance, within the meaning of the Balanced Budget Act, amounts to $3.8 billion. This is an improvement compared with the deficit of $4.3 billion forecast in the 2010-2011 Budget tabled March 30.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

					Budget
	March		April to March		2010-2011
							Forecast Growth
	2009	2010	2008-2009	2009-2010	2009-2010%
BUDGETARY REVENUE
Own-source revenue	4 329	4 682	48 893	48 169	47 421		- 3.0
Federal transfers	1 225	1 208	14 023	15 161	15 229		8.6
Total	5 554	5 890	62 916	63 330	62 650		- 0.4
BUDGETARY EXPENDITURE
Program spending	- 6 475	- 6 772	- 58 550	- 61 230	- 60 769		3.8
Debt service	- 451	- 571	- 6 504	- 6 117	- 6 154		- 5.4
Total	- 6 926	- 7 343	- 65 054	- 67 347	- 66 923		2.9
NET RESULTS OF CONSOLIDATED ENTITIES[1]	643	573	880	793	598		—
DEFICIT	- 729	- 880	- 1 258	- 3 224	- 3 675	[2]	—
Contingency reserve	—	- 300	—	- 300	- 300		—
BALANCED BUDGET ACT
Generations Fund[3]	- 55	- 84	- 587	- 725	- 715		—
Stabilization reserve	—	—	1 845	433	433		—
BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	- 784	- 1 264	0	- 3 816	- 4 257		—

1                       Includes the net results of non-budget-funded bodies, special funds, the health and social services and the education networks, and the Generations Fund.

2                       Excluding the contingency reserve of $300 million.

3                       The budgetary balance for the purposes of the Balanced Budget Act excludes the results of the Generations Fund.

Cumulative results as at March 31, 2010

Budgetary balance

❑            For the period from April 2009 to March 2010, the budgetary balance for the purposes of the Balanced Budget Act shows a deficit of $3.8 billion.

On the basis of preliminary results, this is an improvement of $441 million compared with the deficit forecast in the 2010-2011 Budget tabled March 30. Moreover, this budgetary balance includes a $300-million contingency reserve until the year’s results are final.

Budgetary revenue

❑            As at March 31, 2010, budgetary revenue amounts to $63.3 billion, $414 million more than as at March 31, 2009.

—           Own-source revenue stands at $48.2 billion, $724 million less than last year.

—           Federal transfers amount to $15.1 billion, up $1.1 billion compared to March 31, 2009.

Budgetary expenditure

❑            For the period from April 2009 to March 2010, budgetary expenditure amounts to $67.3 billion, an increase of $2.3 billion, or 3.5%, compared to last year.

—           Program spending rose by $2.7 billion, or 4.6%, and stands at $61.2 billion. The most significant changes are in the Health and Social Services ($1.8 billion), Economy and Environment ($443 million) and Support for Individuals and Families ($231 million) missions.

—           Debt service for fiscal year 2009-2010 amounts to $6.1 billion, down $387 million compared to March 31, 2009.

Consolidated entities

❑            As at March 31, 2010, the net results of consolidated entities show a surplus of $793 million, i.e. $87 million less than last year.

—           Revenue dedicated to the Generations Fund amounts to $725 million.

Net financial requirements

❑            In 2009-2010, consolidated net financial requirements stand at $5.5 billion, an increase of $5.0 billion compared to last year. The additional financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	March			April to March
	2009	2010	Change	2008-2009	2009-2010	Change
BUDGETARY REVENUE
Own-source revenue	4 329	4 682	353	48 893	48 169	- 724
Federal transfers	1 225	1 208	- 17	14 023	15 161	1 138
Total	5 554	5 890	336	62 916	63 330	414
BUDGETARY EXPENDITURE
Program spending	- 6 475	- 6 772	- 297	- 58 550	- 61 230	- 2 680
Debt service	- 451	- 571	- 120	- 6 504	- 6 117	387
Total	- 6 926	- 7 343	- 417	- 65 054	- 67 347	- 2 293
NET RESULTS OF CONSOLIDATED ENTITIES	643	573	- 70	880	793	- 87
DEFICIT	- 729	- 880	- 151	- 1 258	- 3 224	- 1 966
Consolidated non-budgetary surplus (requirements)	3 648	2 805	- 843	728	- 2 261	- 2 989
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	2 919	1 925	- 994	- 530	- 5 485	- 4 955

CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)	(Unaudited data)

	March			April to March
			Change			Change
Revenue by source	2009	2010	%	2008-2009	2009-2010%
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 053	1 208	14.7	17 949	17 526	- 2.4
Contributions to Health Services Fund	526	614	16.7	5 631	5 797	2.9
Corporate taxes	981	957	- 2.4	4 176	3 867	- 7.4
Consumption taxes	1 138	950	- 16.5	13 403	13 437	0.3
Other sources	207	360	73.9	2 721	2 662	- 2.2
Total own-source revenue excluding government enterprises	3 905	4 089	4.7	43 880	43 289	- 1.3
Revenue from government enterprises	424	593	39.9	5 013	4 880	- 2.7
Total own-source revenue	4 329	4 682	8.2	48 893	48 169	- 1.5
Federal transfers
Equalization	669	697	4.2	8 028	8 355	4.1
Health transfers	298	341	14.4	3 740	4 148	10.9
Transfers for post-secondary education and other social programs	97	134	38.1	1 267	1 461	15.3
Other programs	161	36	- 77.6	988	1 197	21.2
Total federal transfers	1 225	1 208	- 1.4	14 023	15 161	8.1
BUDGETARY REVENUE	5 554	5 890	6.0	62 916	63 330	0.7

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	March			April to March
			Change			Change
Expenditures by mission	2009	2010	%	2008-2009	2009-2010%
Program spending
Health and Social Services	2 520	2 754	9.3	25 621	27 377	6.9
Education and Culture	1 541	1 568	1.8	15 120	15 314	1.3
Economy and Environment	1 153	1 204	4.4	7 298	7 741	6.1
Support for Individuals and Families	505	533	5.5	5 490	5 721	4.2
Administration and Justice	756	713	- 5.7	5 021	5 077	1.1
Total program spending	6 475	6 772	4.6	58 550	61 230	4.6
Debt service	451	571	26.6	6 504	6 117	- 6.0
BUDGETARY EXPENDITURE	6 926	7 343	6.0	65 054	67 347	3.5

For information on this monthly report, contact Luc Monty at 418 691-2225.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.